Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:	Media Relations Contact:
Investor Relations	David Oro
Embarcadero Technologies	Embarcadero Technologies
Investor@Embarcadero.com	David.Oro@Embarcadero.com
415/834-3131	415/834-3131

For Immediate Release

Embarcadero Technologies Announces Preliminary Second Quarter 2004 Results

San Francisco, Calif. – July 2, 2004 - Embarcadero Technologies, Inc. (Nasdaq: EMBT), a provider of data lifecycle management solutions, today announced preliminary estimated financial results for the fiscal quarter ended June 30, 2004. Embarcadero expects to report revenues in the range of $13.7-$14.0 million, as compared to the consensus estimate of $14.6 million. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) is expected to be approximately $(0.03), which includes a previously disclosed facilities restructuring charge of approximately $4.2-$4.4 million. Diluted earnings per share, excluding certain non-cash charges, is expected to be approximately $0.07, as compared to the consensus estimate of $0.09.

“The business opportunity was there for us to meet our quarterly goals,” said Stephen Wong, chairman and chief executive officer of Embarcadero Technologies. “Unfortunately, our sales execution fell short of the mark, as we were unable to close several key transactions within the quarter. We are addressing these issues and remain confident that we can deliver stronger performance for the remainder of the year. Despite the revenue shortfall, we continue to post strong profitability and annual growth in revenues and earnings per share.”

Embarcadero will discuss its preliminary second quarter financial results on a conference call and simultaneous Web cast to be held today, July 2, 2004, at 2:00 PM Pacific Time. The Web cast of this conference call, which will be available live as well as archived, can be accessed by all interested parties at Embarcadero Technologies’ Web site, www.embarcadero.com, in the events calendar under “Investor Relations.”

Final second quarter results will be announced on Tuesday, July 20, 2004 after the close of market. These final results, as well as a business outlook, will be discussed on a conference call and simultaneous Web cast to be held at 2:00 PM Pacific Time that same day. The Web cast of this conference call, which will be available live as well as archived, can be accessed by all interested parties at Embarcadero Technologies’ Web site, www.embarcadero.com, in the events calendar under “Investor Relations.”

Embarcadero Announces Preliminary Second Quarter 2004 Results                     2 of 2

Non-GAAP Financial Measures

The non-GAAP financial measures and annual comparisons for profitability and earnings per share discussed in this press release excludes certain non-cash charges that has not been calculated in accordance with generally accepted accounting principles (GAAP). This differs from GAAP in that the measure excludes a facilities restructuring charge in the second quarter 2004, amortization of non-cash stock-based compensation and amortization of other intangible assets and assumes a 37% tax rate, which is higher than our effective tax rate of approximately 28% for 2004 as computed in accordance with GAAP. Embarcadero has previously provided this non-GAAP measurement in press releases reporting earnings per share because we believe this measurement provides a consistent basis for comparison between quarters, which is not influenced by changes in the company’s effective tax rate or certain non-cash or non-recurring expenses and is therefore useful to investors. This measure should not be considered an alternative to GAAP, and this non-GAAP measure may not be comparable to information provided by other companies. A quantitative reconciliation of non-GAAP measurements to GAAP for earnings per share for the recently completed quarter is not yet possible because the final financial statements for the quarter are not yet available. This reconciliation will be provided when Embarcadero reports final quarterly results on July 20, 2004.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT) is a provider of data lifecycle management solutions that help leading companies build, optimize, test, and manage their critical data, database, and application infrastructure. 11,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies products to manage the explosive growth in data and ensure optimal performance of their complex, multi-platform applications and systems. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit http://www.embarcadero.com.

###

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.